Exhibit (a)(23)
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND
RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), having heretofore divided the shares of beneficial interest of the Trust by designating and establishing two separate Series, to be known as the Mid-Cap Value Portfolio effective January 1, 2009, and the American Funds Asset Allocation Portfolio effective February 1, 2009, such new Series to have the relative rights and preferences set forth in Subsections (a) through (e) of Section 6.2 of the Declaration of Trust.
          IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 3rd day of December, 2008.

/s/ James T. Morris James T. Morris	/s/ Frederick L. Blackmon Frederick L. Blackmon
Trustee	Trustee

/s/ Gale K. Caruso	/s/ Lucie H. Moore

Gale K. Caruso	Lucie H. Moore
Trustee	Trustee

/s/ Nooruddin S. Veerjee	/s/ G. Thomas Willis

Nooruddin S. Veerjee	G. Thomas Willis
Trustee	Trustee

PRESIDENT’S CERTIFICATE
     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999, as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: December 3, 2008	/s/ Mary Ann Brown Mary Ann Brown
President